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                                                               EXHIBITS 10.11(d)

SCOTIABANK
SCOTIABANK ANGUILLA LIMITED
P.O. Box 250
The Valley, Anguilla W.I.

13th June, 2001

Mr. Peter J. Sonnabend
Vice President
Sonesta International Hotels Corporation

Dear Mr. Sonnabend:

RE: SONESTA HOTELS OF ANGUILLA LIMITED

We are pleased to confirm the renewal of the following credit facilities to Sonesta Hotels of Anguilla Limited ("The Borrower"), by Scotiabank Anguilla Limited ("The Bank"), subject to the terms and conditions set out below and in the Schedule "A" attached hereto (collectively referred to as the "Commitment Letter").

This Commitment Letter supersedes all previous Commitment Letters and is not in addition to any previous Commitment Letters.

Booking Office:               Scotiabank Anguilla Limited or any Branch of the
                              Bank of Nova Scotia designated by the Bank.

Credit #1
Amount:                       USD 3,327,750 non-revolving loan.

Purpose:                      To purchase the hotel now known as Sonesta Beach
                              Resort of Anguilla.

Interest Rate:                30, 60, or 90 day (Borrower's option) London
                              Inter-Bank Offer Rate (LIBOR) plus 2.25% per annum. Interest is payable on funding rollover dates, net of any withholding tax.

Availment:                    The credit/facility has been fully drawn.

Repayment:                    Repayable in quarterly installments with a balloon
                              payment as follows:

                              DATE                          AMOUNT
                              Sept. 01, 2001                $  97,875
                              Dec. 01, 2001                 $  97,875

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                              On Dec. 31, 2001 this loan will be consolidated
                              with credit #2 and will require quarterly principal repayments of US$ 68,000 until Dec. 31, 2003, when a balloon repayment of US $3,808,000 will be due, or the loan subject to re-negotiation at the Bank's option.

                              The foregoing principal payments and/or those payments due on Credit #2 at the Bank's option, are to be supplemented annually by application of 25% of Excess Cash Flow after debt service as evidenced by audited year end financial statements, with such payments to be made within 120 days of each fiscal year end and applied to the loan in inverse order of loan payment maturity. Excess Cash Flow is defined as net income plus depreciation and amortization, plus disbursements of any kind to officers, affiliates or non-arms length parties, less principal paid on Bank term loans, less Furniture, Fixtures and Equipment ("FF&E") Reserve to a maximum of 5% of gross revenues, and Management Fees and all other amounts payable under the Management Contract and/or Lease Agreement (to affiliates and other related companies), all calculated on an annual basis. Permission from the Bank to increase the maximum allowable FF&E reserve will not be unreasonably withheld.

Prepayment:                   Prepayment is permitted in multiples of $100,000
                              on interest funding rollover dates. Any charges normally applied by the Bank to cover losses incurred when prepayments are made on other than rollover dates are for the account of the Borrower.

Credit #2 Amount:             USD 1,296,250 non-revolving loan.

Purpose:                      Assist in funding expansion of the hotel.

Interest Rates:               30, 60, or 90 day (Borrower's option) London
                              Inter-Bank Offer Rate (LIBOR) plus 2.25% per annum. Interest is payable on funding rollover dates, net of any withholding tax.

Availment:                    The credit/facility has been fully drawn.

Repayment:                    Repayable in quarterly installments with a balloon
                              payment as follows:

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
                              Date                               Amount
                              ----                               -------
                              Sept. 01, 2001                     $  38,125
                              Dec. 01, 2001                      $  38,125

                              On Dec. 31, 2001 this loan will be consolidated with credit #1 and will require quarterly principal repayments of US$ 68,000 until Dec. 31, 2003 when a balloon repayment of US$ 3,808,000 will be due or the loan subject to re-negotiation at the Bank's option.

Security:      1.   Registered First Demand Mortgage Debenture stamped to
                    $6,390,000 providing the Bank with a first legal mortgage over a total of approximately 39 acres of leasehold land at Merrywing, Anguilla and the construction thereon, presently substantially represented by the hotel known as Sonesta
                    Beach Resort of Anguilla, and a floating charge over all of the other assets of the company. This includes the 2.0 acres of land leased from Jeremiah Gumbs, known as West Central
                    Block 28009B Parcel 3 (Lot 1).

               2. A registered caution over 12 acres of land adjacent to that on which the hotel is constructed along with a letter from the company not to encumber this asset.

               3. All perils insurance, except windstorm coverage, for the full amount of the hotel as well as FF&E and inventory, with an insurer acceptable to the Bank.

                    Windstorm insurance coverage is replaced by self insurance, supported by US$ 2,000,000 to be placed on deposit at this Bank or with The Bank of Nova Scotia Trust Company (Bahamas) Limited at a mutually suitable interest rate for a 6 month period, commencing 15th June, 2001.

               4.   The guarantee of Sonesta International Hotels Corporation
                    (SIHC) for US $1,900,000 supported by all necessary resolutions. The guarantee will reduce to US $1,000,000 upon the Borrower achieving an operating cash flow to provide a debt service ratio of not less than 1.25 to 1 in a year in which payments of principal are made as scheduled.

                    The guarantee will further reduce to US $500,000 in the next year in which the same ratio is maintained and principal payments are made as scheduled.

General
Conditions:    1.   No advances, bonuses, loans or dividends to officers,
                    affiliates or parent without the prior written consent of the Bank.

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               2.   25% of cash flow after debt servicing and annual maintenance expenditures (5% of gross revenues to be set aside for annual maintenance) to be applied to N/R loans commencing fiscal year 2000, as detailed under "Repayment" above.

               3. No change in ownership without the prior written consent of the Bank.

               4. No lease agreements, development orders, condominium developments, timeshare schemes or other forms of room pre-selling are permitted without the prior written consent of the Bank.

               5. All accounts of the hotel including Visa/MasterCard sales drafts, or any other credit card services provided by us, are to be maintained with the Bank, subject to pricing being competitive.

               6. Any contract to manage the hotel must be in form and substance acceptable to the Bank, with a management entity acceptable to the Bank.

               7. The management company shall provide its written acknowledgment, that its management contract may be terminated by the Bank at its sole option, without penalty in the event of default by the Borrower under the terms of the loan documentation and the Bank having instituted proceedings to realize its security. The Bank would consider any default to be cured by the Borrower or Guarantor if the same is remedied within 30 days of notice to the Borrower and Guarantor.

               8. The US$ 2,000,000 pledged to the Bank in lieu of windstorm insurance coverage over the property held as security may be applied to the loans at the sole discretion of the Bank, and its existence does not diminish or alter the US$ 1,900,000 guarantee of Sonesta International Hotels Corporation.

Reporting:     1.   Annual audited financial statements of the Borrower  within
                    120 days of fiscal year end, duly signed.

               2. Annual audited financial statements of the Guarantor within 120 days of fiscal year end, duly signed.

               3. Quarterly in-house financial statements of the Borrower within 45 days of period end.

               4. Profit and loss projections for the next fiscal year within 45 days of the Borrower's fiscal year end.

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               5.   Copy of the annual Government health certificate to be
                    provided to the Bank on receipt of the same.

               6. Evidence satisfactory to the Bank is to be provided annually, concurrently with the Borrower's financial statements or at such other time as may be agreed by the Bank, that all property taxes and other taxes, including gross receipts taxed due and payable have been paid or arrangements satisfactory to the Bank have been made for their payment, and that all employee deductions have been remitted to the government as required.

               7. Where the prior written consent of the Bank is required, such will not be unreasonably withheld or delayed.

Applicable Law:     All agreements and documentation shall be governed by and
                    construed in accordance with the laws of Anguilla.

If the terms and conditions set out above and in Schedule 'A' attached hereto are acceptable to you, please sign the enclosed copy of this letter in the spaces indicated on the following page and return the letter to the undersigned. Thank you.

Yours very truly,
SCOTIABANK ANGUILLA LIMITED

/s/ A.W. MacCallman,
   ------------------------
A.W. MacCallman,
Managing Director

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The terms and conditions set out above and in Schedule A attached herto are herby acknowledged and accepted by:

                       Sonesta Hotels of Anguilla Limited

6/26/01                             /s/ Peter Sonnabend
-------                                ---------------------------
Date                                Mr. Peter Sonnabend
                                    Director

                                    Sonesta International Hotels Corporation
                                    (as Guarantor)

6/26/01                             /s/ Peter J. Sonnabend
-------                                ---------------------------
Date                                Name and Title
                                    Peter J. Sonnabend - Vice President

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